Exhibit (h)(27)

GOLDMAN SACHS TRUST
(U.S. MORTGAGES AND INVESTMENT GRADE CREDIT FUNDS)

ACCOUNT SERVICE PLAN FOR
CLASS A SHARES

October 30, 2003

     WHEREAS, Goldman Sachs Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

     WHEREAS, the Trust has separate series or Funds, each of which is a separate pool of assets with its own investment policies (the “Funds”) and each Fund may be divided into multiple separate classes including, in the case of the U.S. Mortgages and Investment Grade Credit Funds: Class A, the Institutional Class and the Separate Account Institutional Class;

     WHEREAS, the Trust, on behalf of Class A of the U.S. Mortgages and Investment Grade Credit Funds, desires to adopt an Account Service Plan (the “Plan”) and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Trust and its shareholders;

     NOW, THEREFORE, the Trust, on behalf of Class A of the U.S. Mortgages and Investment Grade Credit Funds, hereby adopts the Plan on the following terms and conditions:

     1. (a) The Trust, on behalf of Class A of the U.S. Mortgages and Investment Grade Credit Funds, is authorized to compensate Goldman, Sachs & Co. (“Goldman Sachs”) for (i) account services performed and expenses incurred by Goldman Sachs in connection with each such Fund’s Class A Shares; (ii) personal and account maintenance services performed and expenses incurred by Goldman Sachs in connection with each such Fund’s Class A Shares; and (iii) other services performed and expenses incurred by Goldman Sachs that are intended to facilitate or improve the provision of account services and/or personal and account maintenance services of investment dealers and other financial service firms (“Authorized Dealers”) to their customers who are or may become beneficial owners of Class A Shares of the Funds (“Customers”). The amount of compensation paid for such services (the “Account Service Fee”) during any one year shall not exceed .05% of the average daily net assets of the Funds attributable to such Class A Shares. Such compensation shall be calculated and accrued daily and payable monthly or at such other intervals as the Board of Trustees may determine. Goldman Sachs shall determine the amount (if any) of the Account Service Fee to be paid to one or more Authorized Dealers and the basis on which such payments will be made. Payments to an Authorized Dealer will be subject to compliance by the Authorized Dealer with the terms of the related Plan agreement entered into by the Authorized Dealer. In no event may the amount paid to Goldman Sachs or any Authorized Dealer under this Plan and the Trust’s Class A Distribution and Service Plan for “personal and account maintenance services and expenses” exceed the maximum limit on “service fees” as those terms are defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Exhibit (h)(27)

          (b) Account services under this Account Service Plan include, without limitation, (i) acting or arranging for another party to act, as recordholder and nominee of Class A Shares beneficially owned by Customers; (ii) establishing and maintaining or assist in establishing and maintaining individual accounts and records with respect to Class A Shares owned by each customer; (iii) processing or assist in processing confirmations concerning customer orders to purchase, redeem and exchange Class A Shares; (iv) receiving and transmitting or assist in receiving and transmitting funds representing the purchase price or redemption proceeds of such Class A Shares; (v) providing services to Customers intended to facilitate or improve their understanding of the benefits and risks of a Fund to Customers; (vi) facilitating or assist in facilitating electronic or computer trading and/or processing in a Fund or providing or assist in providing electronic, computer or other information regarding a Fund to Customers; and (vii) performing other related services which do not constitute “any activity which is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act or “personal and account maintenance services” within the meaning of the NASD’s Conduct Rules.

          (c) Personal and account maintenance services under this Account Service Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust as assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Authorized Dealers’ premises; (vi) assisting Customers in completing application forms, selecting dividend and other account options and operating custody accounts with the Authorized Dealers; and (vii) performing other related services which constitute “personal and account maintenance services” within the meaning of the NASD’s Conduct Rules but do not constitute “any activity which is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act.

          (d) No Fund may compensate Goldman Sachs, or an Authorized Dealer, for services provided with respect to another Fund.

     2. General Provisions.

          (a) The Plan shall not take effect as to any Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Independent Trustees”) cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

          (b) The Plan shall remain in effect until May 1, 2004 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plans in paragraph 2(a).

          (c) The President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services and expenses provided or incurred under this Plan, and the purposes for

Exhibit (h)(27)

which such services were performed and expenses were incurred.

          (d) The Plan may be terminated as to Class A of the U.S. Mortgages Fund or Investment Grade Credit Fund at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class A Shares of the affected Fund.

          (e) No material amendment to this Plan shall be made unless approved in the manner provided in paragraph 2(a).

          (f) While the Plan is in effect, the selection and nomination of the Trustees of the Trust who are not interested persons (as defined in the Act) shall be committed to the discretion of the Trustees who are not such interested persons.

          (g) The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 2(c) hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

          (h) The Plan only relates to Class A Shares of the U.S. Mortgages Fund and Investment Grade Credit Fund and the compensation determined in accordance with paragraph 1 shall be based upon the average daily net assets of a Fund attributable to Class A Shares, as the case may be. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Class A Shares of the U.S. Mortgages Fund and Investment Grade Credit Fund shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of Class A of the U.S. Mortgages and Investment Grade Credit Funds, and have executed this Plan as of the day and year first written above.

GOLDMAN SACHS TRUST
(on behalf of the Class A of the U.S. Mortgages and Investment Grade Credit Funds)

By:

Kaysie P. Uniacke
President of the Trust

GOLDMAN, SACHS & CO

By:

Name:
Title: